SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



       Date of Report (Date of earliest event reported): September 5, 2003



                             Greenbriar Corporation
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Nevada                        0-8187                     75-2399477
------------------------        ---------------------        -------------------
(State of incorporation)        (Commission File No.)           (IRS Employer
                                                             Identification No.)

              14185 Dallas Parkway, Suite 650, Dallas, Texas 75254
           ----------------------------------------------------------
           (Address of principal execute offices, including zip code)


                                 (972) 407-8400
              ----------------------------------------------------
              (Registrant's telephone number, including area code)

Item 2.  Acquisition or Disposition of Assets

         On September 5, 2003 the Company acquired Gaywood Oil And Gas, LLC, A Nevada limited liability company ("Gaywood") Gaywood owns 110 leases for working interests in oil and gas properties. The leases are located in the East Texas Field and the Van Texas Field. The acquisition is effective as of August 1, 2003

         The leases are located in an old oil field where existing oil wells that were previously capped are being reworked and opened. There are currently 350 wells that have been drilled however at the time of the acquisition only 40 wells were operational producing approximated 4,000 Barrels of oil per month. As of August 1, 2003 the net proved reserves have been estimated to be as follows:


                                                      Hydrocarbon
                                                     Liquids  (Bbl)
         Proved Developed                            --------------
                Producing                               169,800
                  Shut-In                               330,290
                                                        -------

         Total Proved Developed                         500,090
                                                        -------

         The Company purchased Gaywood by providing the seller with a bond the Company held from the sale of an assisted living property in 2001. The transaction was valued at approximately $1,200,000.

         Gaywood was acquired  from a grantor  trust for the benefit of Mr. Gene
E. Phillips' spouse and children. On April 8, 1998 a Schedule 13D was filed by six entities and Gene Phillips indicating that the six entities in total own 57,717 shares of Greenbriar common stock. In the Schedule 13D Mr. Phillips does not affirm beneficial ownership of any of these shares and all the entities and Mr. Phillips disclaim they filed such Schedule 13D as a group.

Item 7.  Financial Statements and Exhibits

Exhibit
-------

10.40    Purchase Agreement between the Company and 10300 Gaywood Trust.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 20, 2003

                                                     GREENBRIAR CORPORATION




                                                     By: /s/ Gene S. Bertcher
                                                        ---------------------
                                                        Gene S. Bertcher
                                                        President & CEO